Exhibit 10.10

AMENDMENT NO. 1 TO

AGREEMENT TO PROVIDE ADDITIONAL CAPITAL

Dated as of August 11, 2004

This AMENDMENT NO. 1 TO AGREEMENT TO PROVIDE ADDITIONAL CAPITAL (this “Amendment”), amends the Agreement To Provide Additional Capital is made dated as of June 4, 2004, (the “Agreement”) by and between Arrowhead Research Corporation, a Delaware corporation (“Arrowhead”), and Insert Therapeutics, Inc., a California corporation (the “Company”). Capitalized terms not otherwise defined in this Amendment have the meanings ascribed to such terms in the Agreement. In consideration of the mutual covenants and agreements contained herein, the parties hereby agree amend and modify the Agreement as set forth below:

1. Failure of Arrowhead to Make a Required Contribution. To clarify the original intent of the parties with respect to Arrowhead Research’s payment obligations, Paragraph 2 of the Agreement shall be amended and restated in its entirety to read as follows: Twenty Percent (20%) of its 24,496,553

“In the event that Arrowhead fails to provide, on a timely basis, any amount of additional funding that Arrowhead is obligated to provide pursuant to the provisions of paragraph 1 above, then in addition to any consequences of such failure provided in the Restated Certificate of Incorporation or By-Laws of the Company, as of such Milestone Date, Arrowhead shall forfeit to the Company that number of shares of Series B Preferred Stock (or any shares of Common Stock into which such shares of Series B Preferred Stock may have been converted (collectively, with the Series B Preferred Stock, the “Securities”) equal to (X) 24,496,553 multiplied by (Y) the quotient obtained by dividing (i) the sum of (A) the amount of additional capital which Arrowhead failed to provide with respect to the Milestone Date in question, plus (B) the total amount of capital which would be due on satisfaction of Milestones on any future Milestone Dates, by (ii) by Five Million (5,000,000). Forfeited shares shall be rounded up to the nearest whole number.”

For example, if Arrowhead fails to provide $1,500,000 of additional capital upon the Company achieving Milestone 2, Arrowhead would forfeit 14,697,931 Securities (24,496,553 X ($3,000,000/$5,000,000). To the extent there is any upward or downward adjustment in the number of Securities based upon their terms or corporate action, including, but not limited to, a distribution, dividend, stock split or reverse stock split, but specifically excluding any adjustment that may result from forfeiture under this Paragraph 2, then the calculation of the number of Securities to be forfeited shall be based on the adjusted number of Securities held by Arrowhead.”

2. No Other Amendments. Except as specifically amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.

3. Counterparts and Facsimile. This Amendment may be executed in two or more counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

“Arrowhead”		“Insert Therapeutics”
Arrowhead Research Corporation		Insert Therapeutics, Inc.

By:	/s/ R. BRUCE STEWART	By:	/s/ JOHN PETROVICH
Name:	R. Bruce Stewart	Name:	John Petrovich
Title:	President	Title:	President